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                                                                      EXHIBIT 11


(11)--STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

NEOGEN CORPORATION AND SUBSIDIARIES


                               Three Months Ended February 29      Nine Months Ended February 29
                                     1996           1995               1996           1995
                                  ---------      ---------          ----------    ----------
Weighted average common
 and common equivalent
 shares outstanding:
  Average shares out-
  standing                        4,547,950       4,454,889       4,499,623        4,423,085
  Net effect of dilutive
   stock warrants--
   based on the treasury
   stock method using
   average market price
   which is greater than
   quarter-end market
   price                             21,857          60,768          30,108           61,705
  Net effect of dilutive
   stock options--based
   on the treasury stock
   method using average
   market price which is
   greater than quarter-end
   market price                     107,226         180,085         141,466          187,649
                                 ----------       ---------      ----------       ----------

         TOTALS                   4,677,033       4,695,742       4,671,197        4,672,439
                                 ==========       =========      ==========       ==========


Net income                       $  125,382       $  81,119      $  383,260       $  445,199
                                 ==========       =========      ==========       ==========


Net income per share             $     0.03       $    0.02      $     0.08       $     0.10
                                 ==========       =========      ==========       ==========